Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
INTL FCStone Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-117544, 333-137992, 333-144719, 333-152461, and 333-186704 on Form S-3 and Nos. 333-108332, 333-142262, 333-196413, 333-160832, and 333-197773 on Form S-8) of INTL FCStone Inc. (the Company) of our reports dated December 10, 2014, with respect to the consolidated balance sheets of the Company as of September 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended September 30, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2014, which reports appear in the September 30, 2014 annual report on Form 10-K of the Company.

/s/ KPMG LLP
Kansas City, Missouri
December 10, 2014